GENTOR RAISES $1 MILLION FROM REGISTERED OFFERING

COMMENCES EXPLORATION PROGRAM

Virginia City, Montana - December 15, 2006 - GENTOR RESOURCES INC. (the “Company”) is pleased to announce that it has sold 200,000 shares of its common stock at a price of $5.00 per share pursuant to its registration statement on Form SB-2, declared effective by the SEC on November 13, 2006. As a result, the Company has received gross offering proceeds of $1,000,000.

Based on the receipt of the proceeds of the offering, the Company has commenced Phase 1 of its exploration program on its optioned Delmoe Lake property. The Delmoe Lake property is located between Whitehall and Butte, Montana in the Beaverhead-Deerlodge National Forest.

The Company has executed certain required contracts, and certain heavy equipment and work crews were mobilized to re-open three adits on the main zone of the property and to excavate trenches across that zone in two locations as recommended by the Company’s consultants. The Company has posted all necessary bonds with the Montana Department of Environmental Quality and the exploration program has been approved by the US Forest Service.

For further information contact L.J. Bardswich, President and CEO, at (406) 843-5390.

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those expressed or implied by such forward-looking statements.